                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                                 Demegen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                    COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  24804S-10-6
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b) (Qualified Investor)

     [_] Rule 13d-1(c) (Passive Investor)

     [X] Rule 13d-1(d) (Exempt Investor)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

  CUSIP NO. 004404109
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CEO Venture Fund III
      IRS Id. No.:  25-1802944
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Membership in any group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      Pennsylvania

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,435,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,435,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      PN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Colker and Newlin Management Associates III
      IRS Id. No.:  25-1812983
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Membership in any group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      Pennsylvania

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,435,000**
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      PN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

** Shares held by CEO Venture Funds III, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William R. Newlin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Membership in any group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,435,000**
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      IN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Colker
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Membership in any group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,435,000**
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      IN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gary G. Glausser
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Membership in any group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      IN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eugene R. Yost
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Membership in any group is disclaimed.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      IN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Glen F. Chatfield
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,435,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTION)
12
      IN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

** Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ned J. Renzi

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:

      USA
 4
------------------------------------------------------------------------------
                          SOLE VOTING POWER

                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          9,435,000**
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          9,435,000*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
          N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          26.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          IN

------------------------------------------------------------------------------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a Warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

**    Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of Issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA 15221

Item 2 (a)     Name of Person Filing

               CEO Venture Fund III

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technologies Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship or Place of Organization:

               Pennsylvania

Item 2 (d)     Title of class of securities:

               COMMON

Item 2 (e)     CUSIP No.

               24804S-10-6

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c) Check this box Not Applicable.

Item 4.        Ownership.

Item 4 (a)     Amount beneficially owned:

               9,435,000*

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

Item 4 (b)     Percent of class:  26.4%

Item 4 (c)     (i)   Sole power to vote:          9,435,000
                                               -------------
               (ii)  Shared power to vote:          -0-
                                               -------------
               (iii) Sole power to dispose:       9,435,000
                                               -------------
               (iv)  Shared power to dispose        -0-
                                               -------------
Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6 Ownership of more than 5 percent on behalf of another person:

          Not Applicable

Item 7    Identification and classification of subsidiary:

          Not Applicable

Item 8 Identification and classification of members of the group:

          Not Applicable

Item 9    Notice of dissolution of the group:

          Not Applicable

Item 10   Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)     Name of Issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA 15221

Item 2 (a)     Name of Person Filing

               Colker and Newlin Management Associates III

Item 2 (b)     Address of principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technologies Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship or Place of Organization:

               Pennsylvania

Item 2 (d)     Title of class of securities:

               COMMON

Item 2 (e)     CUSIP No.

               24804S-10-6

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c) Check this box

               Not Applicable.

Item 4.        Ownership.

Item 4 (a)     Amount beneficially owned:

               9,435,000*
               ---------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

Item 4 (b)     Percent of class:

               26.4%

Item 4 (c)     (i)   Sole power to vote:
                     9,435,000

               (ii)  Shared power to vote:

                     9,435,000**

               (iii) Sole power to dispose:

                     0

               (iv)  Shared power to dispose

                     9,435,000**

**   Shares held by CEO Venture Fund III, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.


Item 5    Ownership of 5 percent or less of a class:

          Not Applicable

Item 6 Ownership of more than 5 percent on behalf of another person:

          Not Applicable

Item 7    Identification and classification of subsidiary:

          Not Applicable

Item 8 Identification and classification of members of the group:

          Not Applicable

Item 9    Notice of dissolution of the group:

          Not Applicable

Item 10   Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1

     (a) Name of Issuer

         Demegen, Inc.

     (b) Address of Issuer's Principal Executive Offices
         1051 Brinton Road
         Pittsburgh, PA 15221

Item 2

     (a) Name of Person Filing

         William R. Newlin

     (b) Address of Principal Business Office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technologies Drive
         Pittsburgh, PA 15219

     (c) Citizenship:

         USA

     (d) Title of Class of Securities:

         COMMON

     (e) CUSIP Number.:

         24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4   Ownership.

     (a)  Amount beneficially owned:

          9,435,000*
                                       ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

     (b)  Percent of class:

          26.4%

Item 4

     (c)  (i)   sole power to vote:           0
                                          ---------

          (ii)  shared power to vote:     9,435,000**
                                          ---------
          (iii) sole power to dispose:        0
                                          ---------
          (iv)  Shared power to dispose:  9,435,000**
                                          ---------

**   Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5   Ownership of 5 percent or less of a class:

         Not Applicable

Item 6 Ownership of more than 5 percent on behalf of another person:

         Not Applicable

Item 7   Identification and classification of subsidiary:

         Not Applicable

Item 8 Identification and classification of members of the group:

         Not Applicable

Item 9   Notice of dissolution of the group:

         Not Applicable

Item 10  Certification:

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1       Agreement between the reporting persons
                         with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1

     (a) Name of Issuer

         Demegen, Inc.

     (b) Address of Issuer's Principal Executive Offices
         1051 Brinton Road
         Pittsburgh, PA 15221

Item 2

     (a) Name of Person Filing

         James Colker

     (b) Address of Principal Business Office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technologies Drive
         Pittsburgh, PA 15219

     (c) Citizenship:

         USA

     (d) Title of Class of Securities:

         COMMON

     (e) CUSIP Number.:

         24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4   Ownership.

     (a) Amount beneficially owned:

         9,435,000*
         ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

     (b) Percent of class:

         26.4%

Item 4

     (c)  (i)   sole power to vote:           0
                                          ---------

          (ii)  shared power to vote:     9,435,000**
                                          ---------
          (iii) sole power to dispose:        0
                                          ---------
          (iv)  Shared power to dispose:  9,435,000**
                                          ---------

**   Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5   Ownership of 5 percent or less of a class:

         Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person:

         Not Applicable

Item 7   Identification and classification of subsidiary:

         Not Applicable

Item 8 Identification and classification of members of the group:

         Not Applicable

Item 9   Notice of dissolution of the group:

         Not Applicable

Item 10  Certification:

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1       Agreement between the reporting persons
                         with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1

     (a) Name of Issuer

         Demegen, Inc.

     (b) Address of Issuer's Principal Executive Offices
         1051 Brinton Road
         Pittsburgh, PA 15221

Item 2

     (a) Name of Person Filing

         Gary G. Glausser

     (b) Address of Principal Business Office:

         c/o CEO Venture Fund
         Suite 160
         2000 Technologies Drive
         Pittsburgh, PA 15219

     (c) Citizenship:

         USA

     (d) Title of Class of Securities:

         COMMON

     (e) CUSIP Number.:

         24804S-10-6

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4   Ownership.

     (a)  Amount beneficially owned:

          9,435,000*
          ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

     (b)  Percent of class:

          26.4%

Item 4

     (c)  (i)   sole power to vote:              0
                                          ---------

          (ii)  shared power to vote:            0
                                          ---------
          (iii) sole power to dispose:           0
                                          ---------
          (iv)  Shared power to dispose:  9,435,000**
                                          ---------

**   Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5   Ownership of 5 percent or less of a class:    Not Applicable
Item 6 Ownership of more than 5 percent on behalf of another person:

         Not Applicable

Item 7   Identification and classification of subsidiary:

         Not Applicable

Item 8 Identification and classification of members of the group:

         Not Applicable

Item 9   Notice of dissolution of the group:

         Not Applicable

Item 10  Certification:

         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1       Agreement between the reporting persons
                         with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                  Under the Securities Exchange Act of 1934

Item 1 (a)     Name of Issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA 15221

Item 2 (a)     Name of Person Filing:

               Eugene R. Yost

Item 2 (b)     Address of Principal Business Office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technologies Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:

               USA

Item 2 (d)     Title of Class of Securities:

               COMMON

Item 2 (e)     CUSIP No.:

               24804S-10-6

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check this box

               Not Applicable

Item 4         Ownership.

Item 4 (a)     Amount beneficially owned:

               9,435,000*
               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

Item 4 (b)     Percent of class:

               26.4%

Item 4 (c)     (i)   Sole power to vote:          0
                                                -----
               (ii)  Shared power to vote:        0
                                                -----
               (iii) Sole power to dispose:       0
                                              ---------
               (iv)  Shared power to dispose: 9,435,000**
                                              ---------

**   Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5.   Ownership of 5 percent or less of a class:

          Not Applicable

Item 6. Ownership of more than 5 Percent on behalf of another person:

          Not Applicable

Item 7.   Identification and classification of subsidiary:

          Not Applicable

Item 8. Identification and classification of members of the group:

          Not Applicable

Item 9.   Notice of dissolution of the group:

          Not Applicable

Item 10.  Certification:

          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1      Agreement between the reporting persons
                         with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                  Under the Securities Exchange Act of 1934

Item 1 (a)     Name of Issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA 15221

Item 2 (a)     Name of Person Filing:

               Glen F. Chatfield

Item 2 (b)     Address of Principal Business Office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technologies Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:

               USA

Item 2 (d)     Title of Class of Securities:

               COMMON

Item 2 (e)     CUSIP No.:

               24804S-10-6

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check this box

               Not Applicable

Item 4         Ownership.

Item 4 (a)     Amount beneficially owned:

               9,435,000*
               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

Item 4 (b)     Percent of class:

               26.4%

Item 4 (c)     (i)   Sole power to vote:          0
                                                -----
               (ii)  Shared power to vote:        0
                                                -----
               (iii) Sole power to dispose:       0
                                              ---------
               (iv)  Shared power to dispose: 9,435,000**
                                              ---------

**   Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5.   Ownership of 5 percent or less of a class:

          Not Applicable

Item 6. Ownership of more than 5 Percent on behalf of another person:

          Not Applicable

Item 7.   Identification and classification of subsidiary:

          Not Applicable

Item 8. Identification and classification of members of the group:

          Not Applicable

Item 9.   Notice of dissolution of the group:

          Not Applicable

Item 10.  Certification:

          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1      Agreement between the reporting persons
                         with respect to the filing of this Schedule 13G.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 Schedule 13G
                  Under the Securities Exchange Act of 1934

Item 1 (a)     Name of Issuer:

               Demegen, Inc.

Item 1 (b)     Address of issuer's principal executive offices:
               1051 Brinton Road
               Pittsburgh, PA 15221

Item 2 (a)     Name of Person Filing:

               Ned J. Renzi

Item 2 (b)     Address of Principal business office:

               c/o CEO Venture Fund
               Suite 160
               2000 Technologies Drive
               Pittsburgh, PA 15219

Item 2 (c)     Citizenship:

               USA

Item 2 (d)     Title of Class of Securities:

               COMMON

Item 2 (e)     CUSIP No.:

               24804s-10-6

Item 3 If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check this box

               Not Applicable

Item 4         Ownership.

Item 4 (a)     Amount beneficially owned:

               9,435,000*
               ----------

* The amount beneficially owned includes: (1) 4,444,444 shares of Convertible Preferred Stock convertible into 4,444,444 shares of Common Stock; (2) a warrant to purchase 4,965,556 shares of Common Stock; and (3) options to purchase 25,000 shares of Common Stock.

Item 4 (b)     Percent of class:

               26.4%

Item 4 (c)     (i)   Sole power to vote:          0
                                                -----
               (ii)  Shared power to vote:        0
                                                -----
               (iii) Sole power to dispose:       0
                                              ---------
               (iv)  Shared power to dispose: 9,435,000**
                                              ---------

**   Shares held by CEO Venture Fund III, a limited partnership whose general partner is Colker and Newlin Management Associates III of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5.   Ownership of 5 percent or less of a class:

          Not Applicable
Item 6. Ownership of more than 5 Percent on behalf of another person:

          Not Applicable

Item 7.   Identification and classification of subsidiary:

           Not Applicable

Item 8. Identification and classification of members of the group:

          Not Applicable

Item 9.   Notice of dissolution of the group:

          Not Applicable

Item 10.  Certification:

          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1      Agreement between the reporting persons
                         with respect to the filing of this Schedule 13G.

                                   SIGNATURE
                                   ---------

    After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    CEO VENTURE FUND III

Date:    February 11, 2000          By: COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III,
                                    GENERAL PARTNER

                                    By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III

Date:    February 11, 2000          By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    WILLIAM R. NEWLIN

Date:    February 11, 2000          By: /s/ William R. Newlin
                                       ------------------------
                                       William R. Newlin

                                    JAMES COLKER

Date:    February 11, 2000          By: /s/ James Colker
                                       ------------------------
                                       James Colker

                              GARY G. GLAUSSER

Date:    February 11, 2000    By: /s/ Gary G. Glausser
                                 -----------------------
                                 Gary G. Glausser

                              EUGENE R. YOST

Date:    February 11, 2000    By: /s/ Eugene R. Yost
                                 -----------------------
                                 Eugene R. Yost

                              GLEN F. CHATFIELD

Date:    February 11, 2000    By: /s/ Glen F. Chatfield
                                 -----------------------
                                 Glen F. Chatfield

                              NED J. RENZI

Date:    February 11, 2000    By: /s/ Ned J. Renzi
                                 -----------------------
                                 Ned J. Renzi

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.        DESCRIPTION                                      PAGE
----------         -----------                                      ----
 1                 Agreement between the Reporting Persons with
                   respect to the filing of this Schedule 13G         28

                                   EXHIBIT 1
                                   ---------


    We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of the undersigned.

                                    CEO VENTURE FUND III

Date:    February 11, 2000          BY: COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III,
                                    GENERAL PARTNER

                                    By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES III

Date:    February 11, 2000          By: /s/ James Colker
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    WILLIAM R. NEWLIN

Date:    February 11, 2000          By: /s/ William R. Newlin
                                       ------------------------
                                       William R. Newlin

                                    JAMES COLKER

Date:    February 11, 2000          By: /s/ James Colker
                                       ------------------------
                                       James Colker

                              GARY G. GLAUSSER

Date:    February 11, 2000    By: /s/ Gary G. Glausser
                                 ----------------------
                                 Gary G. Glausser

                              EUGENE R. YOST

Date:    February 11, 2000    By: /s/ Eugene R. Yost
                                 ----------------------
                                 Eugene R. Yost

                              GLEN F. CHATFIELD

Date:    February 11, 2000    By: /s/ Glen F. Chatfield
                                 ----------------------
                                 Glen F. Chatfield

                              NED J. RENZI

Date:    February 11, 2000    By: /s/ Ned J. Renzi
                                 ----------------------
                                 Ned J. Renzi